                                                                      Exhibit 12

                             EQUISTAR CHEMICALS, LP
                STATEMENT SETTING FORTH DETAIL FOR COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                              (Millions of dollars)

                                                                                   Year Ended December 31,
                                                                          -------------------------------------------
                                                                           2002     2001    2000      1999      1998
                                                                          ------   -----   ------    ------    ------
 Income (loss) from continuing operations before income taxes ........    $(246)   $(280)   $153      $ 32      $143
 Fixed charges:
      Interest expense, gross ........................................      205      192     185       182       156
      Portion of rentals representative of interest ..................       42       37      38        37        37
                                                                          -----    -----    ----      ----      ----
           Total fixed charges before capitalized interest ...........      247      229     223       219       193
      Capitalized interest ...........................................       --       --      --        --        --
                                                                          -----    -----    ----      ----      ----
           Total fixed charges including capitalized interest ........      247      229     223       219       193
                                                                          -----    -----    ----      ----      ----
 Earnings (losses) ...................................................    $   1    $ (51)   $376      $251      $336
 Ratio of earnings (losses) to fixed charges (a) .....................       --       --     1.7       1.1       1.7
                                                                          =====    =====    ====      ====      ====


(a) In 2002 and 2001, earnings were insufficient to cover fixed charges by $246 million and $280 million, respectively.